EXHIBIT 99

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces Record

Second Quarter 2004 Financial Results

NASSAU, THE BAHAMAS, July 28, 2004 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the second quarter ended June 30, 2004.

Steiner Leisure's revenues for the second quarter ended June 30, 2004 rose 26.1% to $83.0 million from $65.8 million during the comparable quarter in 2003. Income from continuing operations, before discontinued operations for the second quarter, was $8.4 million compared with $5.3 million for the same quarter in 2003.

Earnings per share before discontinued operations for the second quarter ended June 30, 2004 was $0.49 per share, compared with $0.32 per share for the comparable quarter in 2003. The earnings per share data are presented on a diluted basis.

Revenues for the six months ended June 30, 2004 rose 25.1% to $163.9 million from $131.0 million during the comparable six months in 2003. Income from continuing operations, before discontinued operations for the six months ended June 30, 2004 was $16.6 million compared with $10.5 million for the same six months in 2003.

Earnings per share before discontinued operations for the six months ended June 30, 2004 was $0.97 per share compared with $0.64 per share for the comparable six months in 2003. The above earnings per share data are presented on a diluted basis.

Leonard I. Fluxman, President and Chief Executive Officer of Steiner Leisure, commented "We are very pleased with our second consecutive quarter of record financial results. The results of the maritime business generally start slowly this quarter due to repositioning of certain ships to Alaska and the Mediterranean. This year we saw strength in the maritime business throughout the quarter. These results reflect solid execution in a leisure industry that continues to improve."

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 113 cruise ships, and in 66 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Line, Caesars Entertainment, Celebrity Cruises, Crystal Cruises, Cunard/Seabourn Cruise Lines, Hilton Hotels, Holland America Line, Kerzner International, Marriott Hotels, Norwegian Cruise Lines, Princess Cruises and Royal Caribbean Cruises. Our Elemis Limited subsidiary manufactures its Elemis® brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs and destination spas. Elemis®, as well as other Steiner private label products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at www.timetospa.com.

Steiner Leisure also owns and operates three post secondary schools (comprised of a total of seven campuses) located in Miami, Fort Lauderdale, Orlando and Sarasota, Florida; Baltimore, Maryland; York, Pennsylvania and Charlottesville, Virginia. Offering degree and non-degree programs in massage therapy and skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

The Company will be holding a conference call at 11:00 am (EST) on Thursday, July 29, 2004. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (706) 679-5917 for domestic and international calls approximately ten minutes before the scheduled time. This call is available for replay from Thursday. July 29, 2004 (approximately 3 hours after the call takes place) until Thursday, August 5, 2004 at 5:00 pm. You may reach it by dialing (706) 645-9291 for both domestic and international calls. The conference ID # is 8787907.

SELECTED FINANCIAL DATA

($ in thousands, except per share data)

(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues:
Services	$56,805	$45,897	$112,772	$91,772
Products	26,223	19,935	51,161	39,225
Total revenues	83,028	65,832	163,933	130,997

Cost of Sales:
Cost of services	44,796	37,350	89,045	74,082
Cost of products	19,367	14,950	37,629	29,418
Total cost of sales	64,163	52,300	126,674	103,500
Gross profit	18,865	13,532	37,259	27,497

Operating Expenses:
Administrative	4,384	3,337	8,688	6,705
Salary and payroll taxes	4,856	4,197	9,683	8,417
Total operating expenses	9,240	7,534	18,371	15,122
Income from continuing operations	9,625	5,998	18,888	12,375

Other Income (Expense):
Interest expense	(600)	(852)	(1,254)	(1,819)
Equity and minority interest	75	42	191	146
Other income	25	412	41	425
Total other income (expense)	(500)	(398)	(1,022)	(1,248)

Income from continuing operations before provision for income taxes and discontinued operations	9,125	5,600	17,866	11,127

Provision for income taxes	671	309	1,284	642

Income from continuing operations before discontinued operations	8,454	5,291	16,582	10,485

Loss from discontinued operations (which includes loss on disposal of $ 2 and $ 7 and $715 and $1,548 for the three and six months ended June 30, 2004 and 2003, respectively), net of taxes	(25)	(1,303)	(97)	(3,134)

Net income	$8,429	$3,988	$16,485	$7,351

Income (loss) per share-Basic:
Income before discontinued operations	$0.51	$0.32	$1.00	$0.64
Loss from discontinued operations	-	(0.08)	-	(0.19)
	$0.51	$0.24	$1.00	$(0.45)

Income (loss) per share-Diluted:
Income before discontinued operations	$0.49	$0.32	$0.97	$0.64
Loss from discontinued operations	-	(0.08)	(0.01)	(0.19)
	$0.49	$0.24	$0.96	$(0.45)

Weighted average shares outstanding:
Basic	16,668	16,393	16,574	16,389
Diluted	17,360	16,503	17,154	16,484

STATISTICS

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Average number of ships served[1]:	109	100	108	101
Spa	75	65	74	65
Non-Spa	34	35	34	36

Average total number of staff on ships served:	1,454	1,282	1,438	1,283
Spa	1,228	1,049	1,212	1,049
Non-Spa	226	233	226	234

Revenue per staff per day[2]:	$420	$379	$414	$380
Spa	$441	$405	$436	$409
Non-Spa	$306	$265	$296	$254

Average weekly revenues:	$39,183	$34,058	$38,728	$33,800
Spa	$50,558	$45,803	$50,065	$45,872
Non-Spa	$14,202	$12,320	$13,871	$11,667

Average number of land-based spas operated[3,4,5]	52	48	52	48

Average weekly land-based spas revenues[5]	$24,411	$20,093	$24,591	$20,488

Total schools revenues[6]	$4,328,000	$4,165,000	$8,874,000	$8,335,000

Total wholesale and retail product revenues	$6,568,000	$4,888,000	$13,356,000	$8,884,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and,   accordingly, the number of ships served during the year varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to    each day that a cruise ship is in service.

3 Excludes the effect of fourteen land-based resort spas that we operate through joint ventures in which we own a 49%    interest.

4 Average number of land-based day spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.

5 Includes resort spas and two spas formally referred to as "day spas" in prior statistical presentations.

6 Includes $211,000 and $150,000 for the three months ended June 30, 2004 and 2003, respectively, and $400,000 and $315,000 for the six months ended June 30, 2004 and 2003, respectively, relating to the Steiner training school near London, England.